Exhibit 99.1

Georgia Gulf Announces Tender Offer and Consent Solicitation

For Any and All of its 9% Senior Secured Notes due 2017

ATLANTA – January 17, 2013 – Georgia Gulf Corporation (NYSE: GGC) (the “Company”) today announced that it has commenced a cash tender offer for any and all of its outstanding $450.0 million aggregate principal amount of 9% Senior Secured Notes due 2017 (CUSIP Nos. 373200AV6 and U37332AG5) (the “Notes”). The Company also announced a concurrent consent solicitation for proposed amendments to the indenture dated as of December 22, 2009 (as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 17, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. Holders that tender their Notes pursuant to the tender offer will be deemed to have consented to the proposed amendments to the Indenture.

The tender offer will expire at 9:00 a.m., New York City time, on February 15, 2013 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes (“Holders”) must tender their Notes and provide their consents to the amendments to the Indenture on or before 5:00 p.m., New York City time, on January 31, 2013, unless extended (such time and date, as the same may be extended, the “Consent Payment Deadline”), in order to be eligible to receive the Total Consideration (as defined below). Holders of Notes who tender their Notes after the Consent Payment Deadline and on or before the Expiration Date will only be eligible to receive the Tender Offer Consideration (as defined below). Following the Expiration Date, the Company intends to redeem the balance of outstanding Notes, if any.

The following table summarizes the material pricing terms.

Outstanding Principal Amount	Consent Payment Deadline	Tender Offer Consideration[1]	Consent Payment	Total Consideration[1]
$450,000,000	5:00 p.m. New York City time, January 31, 2013	$1,094.23	$30.00	$1,124.23

[1]

For each $1,000 principal amount of Notes. Accrued but unpaid interest from, and including, the most recent interest payment date for the Notes to, but not including, the applicable payment date, will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, prior to the Consent Payment Deadline and accepted for purchase is $1,124.23. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, after the Consent Payment Deadline but prior to the Expiration Date and accepted for purchase is $1,094.23. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tender, and do not validly withdraw, Notes accepted for payment by the Company will also receive accrued and unpaid interest from, and including, the most recent interest payment date for the Notes to, but not including, the applicable payment date.

The “Consent Payment” is an amount equal to $30.00 per $1,000 principal amount of Notes and will be payable only with respect to each Note that is validly received, and not validly withdrawn, on or before the Consent Payment Deadline. The Consent Payment is included in the Total Consideration and is not in addition to the Total Consideration. Holders may not tender Notes without delivering consents with respect to such Notes, nor may Holders give their consents in respect of any Notes they do not tender.

The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) receipt by the Company, on or prior to the Initial Acceptance Date (as defined in the Offer to Purchase), of net proceeds from a new debt financing or financings on terms and conditions satisfactory to the Company which will in the aggregate provide the Company with funds sufficient to pay (x) the Total Consideration (as defined below) in respect of all Notes (regardless of the actual amount of Notes tendered) and (y) estimated fees and expenses relating to the Offer to Purchase, (2) the consummation, on or prior to the Initial Acceptance Date, of the Transactions (as defined in the Offer to Purchase), and (3) that (a) Holders of at least a majority in aggregate principal amount of outstanding Notes validly deliver, and do not validly revoke, consents to amend and supplement the Indenture to give effect to the proposed amendments and (b) an amendment to the Indenture is executed by the Company, certain guarantors party thereto and the Trustee.

Notes tendered pursuant to the tender offer may be validly withdrawn and consents delivered pursuant to the consent solicitation may be validly revoked at any time on or before 5:00 p.m., New York City time, on January 31, 2013 (the “Withdrawal Deadline”). A Holder may not validly revoke a consent unless such Holder validly withdraws such Holder’s previously tendered Notes. Any Notes tendered on or before the Withdrawal Deadline that are not validly withdrawn before the Withdrawal Deadline may not be withdrawn thereafter, and any Notes tendered after the Withdrawal Deadline may not be withdrawn, unless in either case the Company is otherwise required by applicable law to permit the withdrawal. A valid withdrawal of tendered Notes on or before the Withdrawal Deadline shall be deemed a valid revocation of the related consent.

The proposed amendments to the Indenture would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and modify certain related provisions in the Indenture. Holders of at least a majority in principal amount of the Notes must consent to the amendments to the Indenture for the amendments to the Indenture to become effective. Holders who deliver their consents before the Consent Payment Deadline will receive the Consent Payment (included in the Total Consideration) if the offer is consummated.

The Company has engaged Barclays Capital Inc. as dealer manager and solicitation agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect). Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent and Tender Agent for the tender offer and consent solicitation, at (212) 269-5550 (bankers and brokers) and (800) 578-5378 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company is distributing to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Building Products and Exterior Portfolio brands, include window profiles, patio doors, mouldings, siding, pipe and pipe fittings, soffit, rain ware and decking. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Georgia Gulf Corporation announced January 14, 2013, that when its pending merger with PPG Industries, Inc.’s commodity chemicals business is completed, the combined organization will be Axiall Corporation and will be traded on the New York Stock Exchange under the ticker symbol of AXLL. More information about Axiall and the pending company’s brand story can be found at www.axiallcorp.com.

Additional Information and Where to Find it

This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of the Company, and no offer or sale of such securities will be made in any jurisdiction where it would be unlawful to do so. In connection with the Transactions (as defined in the Offer to Purchase), the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 relating to the

Transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS FORMING PART OF THE REGISTRATION STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PPG INDUSTRIES, INC.’S COMMODITY CHEMICALS BUSINESS AND THE TRANSACTIONS. Investors and security holders will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement may be obtained free of charge by accessing the Company’s website at www.ggc.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link, or upon written request to Georgia Gulf Corporation at 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by the Company with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Source: Georgia Gulf Corporation

Georgia Gulf Corporation

Investor Relations

Martin Jarosick

770-395-4524

or

Media

Alan Chapple

770-395-4538

chapplea@ggc.com

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